Exhibit 4.1
FIRST AMENDMENT TO THE
SECTION 382 RIGHTS AGREEMENT

by and between

COOPER-STANDARD HOLDINGS INC.
and

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC,
as Rights Agent

This FIRST AMENDMENT TO THE SECTION 382 RIGHTS AGREEMENT (this “First Amendment”) is made and entered into September 12, 2025, and is effective immediately, by and between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC (as successor-in-interest to Broadridge Corporate Issuer Solutions, Inc.), as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Section 382 Rights Agreement, dated as of November 7, 2022 (the “Rights Agreement”);

WHEREAS, the Rights Agreement, under its current terms, will expire on November 6, 2025;

WHEREAS, the Company may amend the Rights Agreement pursuant to Section 27 thereof; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to extend the Final Expiration Date until November 5, 2026 in accordance with the terms set forth in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Rights Agent agree as follows:

1.    Amendments.

(a)    Section 1(v) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(v) “Final Expiration Date” means November 5, 2026.”
2.     Capitalized Terms. Capitalized terms not defined herein shall have the meanings given such terms in the Rights Agreement.
 3.     Descriptive Headings. Descriptive headings of the several Sections of this First Amendment are included for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.
 4.     Governing Law. This First Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State.
 5.     Counterparts. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this First Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.
 6.     Effect of First Amendment. Except as expressly modified by this First Amendment, the Rights Agreement remains in full force and effect and is hereby ratified and confirmed.
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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

COOPER-STANDARD HOLDINGS INC.

By:	/s/ MaryAnn P. Kanary
Name:	MaryAnn P. Kanary
Title:	Senior Vice President, Chief Legal Officer and Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:	/s/ John P. Dunn
Name:	John P. Dunn
Title:	SVP

[Signature Page to First Amendment to Rights Agreement]